Exhibit 4.1

THIS CERTIFICATE IS TRANSFERABLE IN

CHARLOTTE, NC AND NEW YORK, NY

THIS CERTIFIES that

is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF

RUTH’S CHRIS STEAK HOUSE, INC.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CHIEF FINANCIAL OFFICER

PRESIDENT AND CHIEF EXECUTIVE OFFICER

CUSIP 783332 10 9

SEE REVERSE SIDE FOR CERTAIN DEFINITIONS

COUNTERSIGNED AND REGISTERED:

WACHOVIA BANK, N.A.

(Charlotte, NC)

BY: TRANSFER AGENT AND REGISTRAR

AUTHORIZED SIGNATURE.